November 14, 2008

Re: Third quarter 2008 Form 10-Q Filing

Dear Seattle Bank Members,

With the continued turmoil in the credit and mortgage markets, the Federal Home Loan Bank of Seattle (Seattle Bank), like many other institutions with investments in mortgage-backed securities, is carefully examining these assets to determine whether their declines in market value represent other-than-temporary impairments (OTTI). As you know, this can be a complicated issue, and it is important to accurately account for these assets.

Unfortunately, due to the complexity and the number of securities involved in the Seattle Bank's analysis, we were unable to complete our evaluation of OTTI prior to today's third-quarter Form 10-Q filing deadline. As a result, the Seattle Bank today filed for a five-day extension of its third-quarter Form 10-Q filing with the SEC.

As noted in our filing for an extension, even though we have not finalized our third-quarter 2008 financial statements, we expect that our results of operations will decline compared to the three months ended September 30, 2007, primarily as a result of a net loss of $4.2 million related to the termination of interest-rate exchange agreements with Lehman Brothers Special Financing resulting from the bankruptcy of its parent company, Lehman Brothers Holdings, Inc., and a $2.5 million loss on debt retirements. Any OTTI charges would further reduce our net income for the three and nine months ended September 30, 2008.

We apologize for any inconvenience as a result of the delay in our third-quarter 10-Q filing. Once we have completed our analysis and our financial statements, we will make an announcement regarding our third-quarter 2008 dividends.

As we work through these challenging financial times, we encourage your continued use of your Seattle Bank cooperative-for liquidity and funding for balance sheet management and community investments. This is why the Federal Home Loan Banks exist, and we are pleased to work with you in addressing these needs.

As always, we appreciate your business and your ongoing support of the cooperative.

Sincerely,

Richard M. Riccobono
President and CEO